Yum! Brands Agrees to Purchase 20% Interest in Little Sheep Group Limited

375 Restaurant Chain with Locations Primarily in China

LOUISVILLE, KY, March 24, 2009 -- Yum! Brands, Inc. (NYSE: YUM), parent of KFC, Pizza Hut and Taco Bell, announced today that it has agreed to purchase 20% of the outstanding common shares of Little Sheep Group Limited, headquartered in Inner Mongolia.

Little Sheep is the leading brand in China’s “Hot Pot” restaurant category with 375 restaurants, primarily in China as well as Hong Kong, Japan, Canada and the U.S. The concept specializes in Mongolian-style Hot Pot Cuisine characterized by its proprietary soup base and Mongolian lamb specialties for lunch and dinner. The restaurant concept was established in 1999 and has built a reputation for high quality and great customer service.

“Our strong position in China allows us to identify opportunities for strategic partners such as Little Sheep, a leading concept with strong branding and a nationwide network,” said Sam Su, President, Yum! Restaurants China and Vice Chairman, Yum! Brands, Inc. “We look forward to working with Little Sheep as we continue to focus our own management on growing our existing portfolio of brands. China remains the biggest growth opportunity in the restaurant industry in the 21st Century,” said Su.

Yum! Brands has a long track record of success in China with its popular KFC and Pizza Hut brands. The company has also introduced the East Dawning and Pizza Hut Home Service brands. The China Division includes 3,000 restaurants and opens over one new restaurant every day.

Over the past three years, Yum! China Division has opened nearly 1,500 new restaurants and has generated a compounded annual growth rate of 29% for system-sales and 31% for operating profit. Yum! China Division is the highest margin and highest return business in Yum’s global portfolio.

The purchase price for the transaction is approximately $63 million. The transaction is subject to regulatory and other approvals and is expected to be completed by this summer.

Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system restaurants, with more than 36,000 restaurants in more than 110 countries and territories. The company is ranked #253 on the Fortune 500 List, with revenues in excess of $11 billion in 2008. Four of the company's restaurant brands – KFC, Pizza Hut, Taco Bell and Long John Silver's – are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories, respectively. Outside the United States, the Yum! Brands system opened more than four new restaurants each day of the year, making it the largest retail developer in the world. The company has consistently been recognized for its reward and recognition culture, diversity leadership, community giving, and consistent shareholder returns. Yum! Brands has been named one of the “100 Best Corporate Citizens” by Corporate Responsibility Officer magazine for its ongoing commitment to corporate responsibility and ranked among the best investor relations web sites in North America in the 2009 IR Global Rankings. For the second year, the company launched the world's largest private sector hunger relief effort in partnership with the United Nations World Food Programme and other hunger relief agencies. To date, this effort is helping to save approximately 4 million people in remote corners of the world, where hunger is most prevalent.

Contacts

Yum! Brands, Inc.
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Tim Jerzyk, 888-298-6986
Senior Vice President, Investor Relations/Treasurer
or
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Amy Sherwood, 502-874-8200
Vice President Public Relations